Exhibit 99.1

FOR IMMEDIATE RELEASE
 June 8, 2004

TEXAS REGIONAL BANCSHARES, INC. DECLARES $0.125 PER SHARE DIVIDEND

McAllen, Texas—Texas Regional Bancshares, Inc. (“Texas Regional”) (NASDAQ: TRBS), bank holding company for Texas State Bank, today announced that on June 8, 2004 its Board of Directors declared a regular quarterly cash dividend of $0.125 per share payable on July 15, 2004 to common shareholders of record on July 1, 2004. This dividend represents a $0.005 per share, or 4.2% increase over the dividend paid for the same period in 2003.

OTHER INFORMATION

Texas Regional is a McAllen-based bank holding company whose stock trades on The Nasdaq Stock Market® under the symbol TRBS. Texas State Bank, its wholly owned subsidiary, conducts a commercial banking business through 64 full-service banking offices primarily located in the metropolitan areas of Beaumont-Port Arthur, Brownsville-Harlingen-San Benito, Corpus Christi, Houston, McAllen-Edinburg-Mission and Tyler.

Additional financial, statistical and business-related information, as well as business trends, is included in a Financial Supplement. This release, the Financial Supplement and other information are available on Texas Regional’s website at www.trbsinc.com. The Financial Supplement and other information available on Texas Regional’s website can also be obtained by calling R.T. Pigott, Jr., Chief Financial Officer, at (956) 631-5400.

This document and information on Texas Regional’s website may contain forward-looking information (including information related to plans, projections or future performance of Texas Regional and its subsidiaries and planned market opportunities, employment opportunities and synergies from mergers), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions prove incorrect, Texas Regional’s results could differ materially from Texas Regional’s expectations in these statements. Texas Regional assumes no obligation and does not intend to update these forward-looking statements. For further information, please see Texas Regional’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at the SEC’s website at www.sec.gov.

CONTACT: Glen E. Roney, Chief Executive Officer, or R. T. Pigott, Jr., Chief Financial Officer, (956) 631-5400, both of Texas Regional.